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NEWS
RELEASE

        Summary:                Customedix Corporation (AMEX:CUS)
                                Order and Final Judgment entered in
                                Delaware Litigation

        Company Contact:        Joseph A. MacDougald
                                Director of Investor Relations
                                (203) 284-9079

FOR IMMEDIATE RELEASE:
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        WALLINGFORD, CONNECTICUT, August 27, 1996. . . . CUSTOMEDIX CORPORATION
(AMEX:CUS) announced today that an Order and Final Judgment has been approved by the Court of Chancery of the State of Delaware in the consolidated stockholder litigation involving Customedix and the members of its Board of Directors captioned In Re Customedix Corporation Shareholders Litigation (C.A. No. 14812). The Order and Final Judgment was entered pursuant to a Stipulation of Settlement, dated July 25, 1996, between the parties to the litigation.

        Pursuant to the Order and Final Judgment, the Court, among other things,
(i) certified the Consolidated Action as a class action on behalf of a plaintiff class (the "Class") composed of all record and beneficial owners of shares of Customedix stock from and including February 5, 1996, through and including the date of consummation of the anticipated merger of Customedix and CUS Acquisition, Inc., a recently-formed corporation to be owned by Dr. Gordon Cohen, Chairman of the Board and Chief Executive Officer of Customedix, and a partnership comprised of certain trusts for the benefit of members of the Cohen family, as contemplated by the Agreement and Plan of Merger, dated as of June 10, 1996, between CUS Acquisition, Inc. and Customedix; (ii) approved the Stipulation of Settlement, and the terms and conditions of the settlement set forth in the Stipulation, as fair, reasonable, and adequate; (iii) dismissed the Consolidated Action with prejudice against plaintiffs and each member of the Class on the merits; and (iv) awarded the attorneys for the plaintiffs and the class attorneys fees and expenses in the aggregate amount of $200,000, to be paid by Customedix for the benefit of the individual defendants.

        Pursuant to the Stipulation, the parties have the option to withdraw from the settlement under certain circumstances, including in the event the merger of Customedix and CUS Acquisition, Inc. is not consummated in accordance with the terms of the Agreement and Plan of Merger.

        Under the terms of the proposed merger, all stockholders of Customedix, other than Dr. Cohen and the Cohen family trust partnership, will receive $2.375 for each share of Customedix stock owned by them. Consummation of the proposed merger is subject, among other things, to the anticipated approval by the Customedix stockholders.